UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2016

CLEAN HARBORS, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	001-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts	02061-9149
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Note Purchase Agreement

On March 14, 2016, Clean Harbors, Inc. (the “Company”) entered into a purchase agreement dated March 14, 2016 (the “note purchase agreement”), between the Company, the Company’s domestic subsidiaries as guarantors, and Goldman Sachs & Co. (the “initial purchaser”). Pursuant to the note purchase agreement, the initial purchaser agreed to purchase, and the Company agreed to issue and sell, $250.0 million aggregate principal amount of 5.125% senior notes due 2021(the “new notes”), which the initial purchaser agreed to purchase for purposes of resale to investors in an offering exempt from registration under the Securities Act of 1933, as amended. Under the note purchase agreement, the new notes were priced for purposes of such resale at 100.25% of the aggregate principal amount, representing an effective yield to maturity of 5.068%. The note purchase agreement contains warranties, covenants and closing conditions that are customary for transactions of this type. In addition, the Company and the guarantors agreed to indemnify the initial purchaser against certain liabilities arising from the transactions under the note purchase agreement, including liabilities under the federal securities laws. The note purchase agreement also contains customary contribution provisions. The description of the note purchase agreement contained in this report does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 1.1 to this report.

The initial purchaser and its affiliates have from time to time provided various investment and commercial banking and financial advisory services to the Company and its affiliates for which they have received customary fees and expenses, and the initial purchaser and its affiliates may provide such services to the Company and its affiliates from time to time in the future, for which they would expect to receive customary fees and expenses. In addition, the initial purchaser and its affiliates are holders of a portion of the Company’s outstanding notes and its common stock.

Issuance and Sale of New Notes

On March 17, 2016, the closing date (the “Closing Date”) under the note purchase agreement described above, the Company issued and sold to Goldman, Sachs & Co., as the initial purchaser, $250.0 million aggregate principal amount of the Company’s 5.125% senior notes due 2021 (the “new notes”) pursuant to an indenture dated as of December 7, 2012 (the “indenture”), among the Company, as issuer, the Company’s domestic subsidiaries, as guarantors, and U.S. Bank National Association, as trustee.  The description of the indenture and the new notes contained in this report is qualified in its entirety by reference to the complete text of the indenture, a copy of which is filed as Exhibit 4.42 to the Company’s Form 8-K Report filed on December 10, 2012.

The new notes were issued as additional notes under the indenture, pursuant to which the Company had previously issued $600.0 million aggregate principal amount of notes (the “initial notes”) on December 7, 2012. On May 24, 2014, the Company repurchased $5.0 million of initial notes from a holder thereof, leaving $595.0 million aggregate principal amount of initial notes outstanding. The new notes and the initial notes will be treated as a single class for all purposes under the indenture including, without limitation, waivers, amendments, redemptions and other offers to purchase. The new notes will initially be unregistered securities and will be identified by a different CUSIP number from the initial notes, and as a result thereof, will not trade fungibly with the initial notes unless and until they have been assigned the same CUSIP number. Following completion of the exchange offer described in the registration rights agreement described below, the exchange notes related to the new notes and the exchange notes related to the initial notes are expected to have the same CUSIP number. This report refers to the new notes and the initial notes collectively as the “notes.”

The notes will mature on June 1, 2021.  The notes bear interest at a rate of 5.125% per annum, computed on the basis of a 360-day year composed of twelve 30-day months and payable semi-annually on June 1 and December 1 of each year. The first interest payment on the new notes will be on June 1, 2016.

The Company may redeem some or all of the notes at any time on or after December 1, 2016 upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on December 1 of the year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Percentage
2016	102.563%
2017	101.281%
2018 and thereafter	100.000%

Additionally, at any time prior to December 1, 2016, the Company may also redeem some or all of the notes at a redemption price of 100% of the principal amount plus a make-whole premium and any accrued and unpaid interest.  Holders may require the Company to repurchase the notes at a purchase price equal to 101% of the principal amount, plus any accrued and unpaid interest, upon a change of control of the Company.

The notes are guaranteed by substantially all the Company’s current and future domestic restricted subsidiaries. The notes are the Company’s and the guarantors’ senior unsecured obligations ranking equally with the Company’s and the guarantors’ existing and future senior unsecured obligations and senior to any future indebtedness that is expressly subordinated to the new notes and the guarantees.  The notes and the guarantees rank pari passu with the Company’s outstanding $800 million 5.25% senior notes due 2020 and effectively junior in right of payment to the Company’s and the guarantors’ secured indebtedness (including loans and reimbursement obligations in respect of outstanding letters of credit) under the Company’s revolving credit facility and capital lease obligations to the extent of the value of the assets securing such secured indebtedness.  The notes are not guaranteed by the Company’s Canadian or other foreign subsidiaries, and the notes are structurally subordinated to all indebtedness and other liabilities, including trade payables, of the Company’s subsidiaries that are not guarantors of the notes.

The indenture contains covenants that, among other things, restrict the ability of the Company and its restricted subsidiaries to:

•                  incur or guarantee additional indebtedness (including, for this purpose, reimbursement obligations under letters of credit) or issue certain preferred stock;
•                  pay dividends or make other distributions to the Company’s shareholders;
•                  purchase or redeem capital stock or subordinated indebtedness;
•                  make investments;
•                  create liens;
•                  incur restrictions on the ability of the Company’s restricted subsidiaries to pay dividends or make other payments to the Company;
•                  sell assets, including capital stock of the Company’s subsidiaries;
•                  consolidate, merge, sell or otherwise dispose of all or substantially all the Company’s or the restricted subsidiaries’ assets; and
•                  enter into transactions with affiliates.

These covenants are subject to a number of important limitations and exceptions.  Furthermore, if the new notes attain investment grade ratings from both Moody’s and Standard & Poors’, then the Company’s and its restricted subsidiaries’ obligations to comply with many of the covenants described above will be suspended while such investment grade ratings remain in effect.

The indenture provides for customary events of default including, but not limited to, cross defaults to other specified debt of the Company and its subsidiaries. In the case of an event of default arising from specified events of bankruptcy or insolvency, all of the outstanding new notes will become due and payable immediately without further action or notice. If any other event of default under the indenture occurs and is continuing, the trustee or holders of at least 25% in principal amount of the then outstanding new notes may declare all the notes to be due and payable immediately.

The new notes issued on the Closing Date and the related guarantees have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This report does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the new notes or the related guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The net proceeds from the issuance and sale of the new notes, after deducting the initial purchaser’s discount and estimated other transaction expenses, were approximately $247.9 million.  The Company plans to use the net proceeds from the issuance and sale of the new notes to finance potential future acquisitions and for general corporate purposes.

Registration Rights Agreement

In connection with the issuance and sale of the new notes on the Closing Date, the Company and the guarantors entered into a registration rights agreement dated March 17, 2016, with the initial purchaser of the new notes. Under such agreement, the Company and the guarantors are required to file with the SEC an exchange offer registration statement and use reasonable best efforts to cause the exchange offer to be consummated within 180 days following the Closing Date, thereby enabling holders to exchange the new notes for registered notes with terms substantially identical to the terms of the new notes. Under specified circumstances, including if the exchange offer would not be permitted by applicable law or SEC policy, the registration rights agreement would require that the Company and the guarantors file a shelf registration statement and use their reasonable best efforts to have such registration statement declared effective within 90 days following the event giving rise to the requirement to file the shelf registration statement for the resale of the new notes. If the Company and the guarantors default on their registration obligations under the registration rights agreement, additional interest (referred to as special interest), up to a maximum amount of 1.0% per annum, will be payable on the new notes until all such registration defaults are cured. The description of the registration rights agreement contained in this report is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 1.3 to this report.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits
1.1	Purchase Agreement dated March 14, 2016, between the Company, the Company’s domestic subsidiaries as guarantors, and Goldman Sachs & Co.
1.2
Indenture dated as of December 7, 2012, among Clean Harbors, Inc., as Issuer, the subsidiaries of Clean Harbors, Inc. named therein as Guarantors, and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.42 to the Company’s Form 8-K Report filed on December 10, 2012).

1.3	Registration Rights Agreement dated March 17, 2016, between the Company, the Company’s domestic subsidiaries as guarantors, and Goldman Sachs & Co.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

March 17, 2016	/s/ Michael L. Battles
Executive Vice President and Chief Financial Officer

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